Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2017 Results

ORLANDO, Fla., May 9, 2017— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company that owns and operates twelve theme parks, today reported its financial results for the first quarter of 2017.

Overview

•

Total revenues were $186.4 million, compared to $220.2 million in the first quarter of 2016, primarily due to a shift in the timing of the Easter holiday into the second quarter of 2017 which also impacted the timing of spring break for a number of schools.

•	Year-to-date attendance through the end of April is essentially flat over the prior year period.
•	Exciting lineup of new attractions coming online in the second quarter.
•	Season pass sales revenues are up nearly 6% through the end of April compared to the same period of 2016.
•	The company remains on pace to achieve its cost optimization program net cost savings targets for the year.
•	For the full year of 2017, the company expects Adjusted EBITDA[1] in the range of $330 million to $360 million.

“Given the improving attendance trends we saw in April, and the incredibly robust lineup of new attractions we are launching in the coming weeks, we are well-positioned going into our seasonally important second and third quarters,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “Our season pass sales revenues for 2017 are up nearly 6%; the cost optimization program we initiated in the fourth quarter of 2016 continues to have a positive impact on results; and the successful renewal and increased capacity of our revolving credit facility and refinancing of our existing term debt in late March of 2017 enhances our financial flexibility. Our strategy and progress received a strong vote of confidence with the acquisition by Zhonghong Zhuoye Group of Blackstone’s approximately 21% stake in the company at a significant premium to our current market price per share. Additionally, the advisory and support agreements we entered into in late March of 2017 with Zhonghong Holding give us the opportunity to carefully evaluate new strategic growth opportunities in China, Taiwan, Hong Kong and Macau.”

“Our Board and management are intently focused on increasing value for our shareholders. Looking ahead, our revenue management and cost optimization initiatives, as well as one of the strongest lineups of new attractions we’ve ever offered, give us confidence that we will achieve improved performance in all elements of our five-point plan,” Manby continued. “We expect to drive attendance through the continued introduction of fun and meaningful experiences for our guests, and will work to improve ticket yields through increased use of new strategic and tactical pricing initiatives. We’re very excited about 2017, and look forward to reporting our progress throughout the year.”

First Quarter 2017 Results

Results for the first quarter of 2017 were largely impacted by a shift in the timing of spring break holidays associated with Easter moving into the second quarter of 2017. During the first quarter of 2017, the company generated total revenues of $186.4 million, a decrease of $33.9 million, or 15%, compared to the first quarter of 2016. The company generated a net loss of $61.1 million, or a loss of $0.72 per diluted share compared to a net loss of $84.0 million, or a loss of $1.00 per diluted share, in the first quarter of 2016.

Adjusted EBITDA was a loss of $30.4 million in the first quarter of 2017 compared to an Adjusted EBITDA loss of $5.9 million in the first quarter of 2016. Net cash provided by operating activities was $5.7 million and $32.2 million in the first three months of 2017 and 2016, respectively.

Attendance for the first quarter of 2017 declined by approximately 491,000 guests, or 14.9%, compared to the first quarter of 2016, primarily due to a shift in the timing of the Easter holiday into the second quarter of 2017, which also impacted the timing of spring break for a number of schools in the company’s key source markets. Attendance was also impacted, to a lesser extent, by a decline at the company’s SeaWorld San Diego park where construction of the new Orca Encounter commenced in January for a planned opening this summer. The company believes the decline in attendance during this transition results largely from a lack of new content during the interim period. Latin America attendance for the first quarter of 2017 declined by approximately 24,000 guests compared to the first quarter of 2016. On a year-to-date basis through the end of April, attendance was essentially flat over the prior year period and season pass sales revenues were up nearly 6% compared to the same period of 2016.

[1] This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP. Also, see “Guidance” section.

Total revenue per capita (total revenue divided by attendance) decreased by 0.6% to $66.41 in the first quarter of 2017 compared to $66.80 in the prior year first quarter, primarily due to a decline in admission per capita (admissions revenue divided by attendance) partially offset by an increase in in-park per capita spending (food, merchandise and other revenue divided by attendance). Admission per capita decreased by 1.2% to $41.01 in the first quarter of 2017 from $41.53 in the prior year first quarter, primarily due to the unfavorable timing of Easter which caused some of the company’s international and domestic attendance to shift from the first quarter to the second quarter of 2017. Admission per capita also declined due to an unfavorable ticket mix driven by increased utilization of season pass products and associated free promotional ticket offerings when compared to the first quarter of 2016. In-park per capita spending increased slightly by 0.5% to $25.40 in the first quarter of 2017, from $25.27 in the prior year first quarter.

Operating expenses for the first quarter of 2017 decreased $23.0 million, or approximately 13%, to $157.3 million as compared to $180.3 million in the first quarter of 2016. The decrease primarily relates to a decline in equity compensation expense and a decrease in asset write-offs when compared to the first quarter of 2016. The first quarter of 2016 included incremental equity compensation expense of $9.0 million associated with certain performance vesting restricted shares which vested on April 1, 2016 and $6.4 million in asset write-offs associated with the canceled Blue World Project. Operating expenses also decreased due to cost savings initiatives which included a reduction in headcount in December 2016 along with a decrease in direct labor costs driven by the decline in volume for the quarter. Selling, general and administrative expenses for the first quarter of 2017 decreased $14.9 million, or approximately 22%, to $52.4 million as compared to $67.4 million in the first quarter of 2016. The decrease primarily relates to a decline in equity compensation expense which was partially offset by an increase in marketing costs due to the timing of advertising promotions versus the prior year period. The first quarter of 2016 included incremental equity compensation expense of $18.5 million associated with certain performance vesting restricted shares which vested on April 1, 2016.

The company remains on pace to achieve its targets for its previously announced cost optimization program which is expected to result in $40.0 million in net savings by the end of 2018.

Debt Refinancing Transaction

On March 31, 2017, the company entered into a refinancing amendment, Amendment No. 8 (the “Amendment”), to its existing senior secured credit facilities. In connection with the Amendment, the company borrowed $998.3 million of additional term loans (the “Term B-5 Loans”) of which the proceeds, along with cash on hand, were used to refinance the entire amount of the existing Term B-3 loans with a principal amount of $244.7 million, and a portion of the outstanding principal of the Term B-2 loans, with a principal amount of $753.6 million, and pay other fees, costs and expenses in connection with the Amendment and related transactions. Additionally, pursuant to the Amendment, the company terminated the existing revolving credit commitments and replaced them with a new tranche with an aggregate commitment amount of $210.0 million. As a result of the Amendment, the company recorded $8.0 million as a loss on early extinguishment of debt and write-off of discounts and debt issuance costs during the first quarter of 2017. This refinancing extended the company’s debt maturities with only a modest additional spread-related interest expense of approximately $5.0 million per year.

ZHG Agreements

On March 24, 2017, the company announced that an affiliate of Zhonghong Zhuoye Group Co., Ltd. (“ZHG”) would acquire approximately 21% of the outstanding shares of common stock of the company (the “Sale”) from affiliates of The Blackstone Group L.P. (“Seller”), pursuant to a Stock Purchase Agreement between ZHG and Seller for $23.00 per share. The Sale closed on May 8, 2017.

Also on March 24, 2017, the company entered into a Park Exclusivity and Concept Design Agreement (the “ECDA”) and a Center Concept & Preliminary Design Support Agreement (the “CDSA”) with Zhonghong Holding, Co. Ltd. (“Zhonghong Holding”), an affiliate of ZHG Group, providing design, support and advisory services for various potential projects and granting exclusive rights in China, Taiwan, Hong Kong and Macau (the “Territory”). Under the terms of the ECDA, the company will work with Zhonghong Holding to create and produce concept designs and development analysis for theme parks, water parks and interactive parks in the Territory. Under the terms of the CDSA, the company will provide guidance, support, input, and expertise relating to the initial strategic planning, concept and preliminary design of Zhonghong Holding’s family entertainment and other similar centers.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the company undertakes no obligation to update its guidance. For the full year of 2017, the company expects Adjusted EBITDA in the range of $330 million to $360 million.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable GAAP financial measure for the three months ended March 31, 2017 and 2016. However, the company has not reconciled the forward-looking Adjusted EBITDA guidance range included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the company’s business and the high variability, complexity, and low visibility with respect to amounts for impairments and disposition of assets, income taxes and other non-cash expenses and adjustment items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call

The company will hold a conference call today, Tuesday, May 9, 2017 at 9 a.m. Eastern Time to discuss its first quarter 2017 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time May 9, 2017 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 9, 2017 through 11:59 p.m. Eastern Time on May 23, 2017 by dialing (800) 585-8367 from anywhere in the U.S. or (416) 621-4642 from international locations, and entering conference code 4788832.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include Adjusted EBITDA and Free Cash Flow, which are supplemental non-GAAP financial measures. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 29,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends, including the statements in the “Guidance” section of this press release) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2017	2016	$	%
Net revenues:
Admissions	$115,089	$136,926	$(21,837)	(16%)
Food, merchandise and other	71,268	83,315	(12,047)	(14%)
Total revenues	186,357	220,241	(33,884)	(15%)
Costs and expenses:
Cost of food, merchandise and other revenues	14,483	17,001	(2,518)	(15%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $936 and $9,340 for the three months ended March 31, 2017 and 2016, respectively) (a)	157,324	180,293	(22,969)	(13%)
Selling, general and administrative (includes equity compensation of $3,178 and $20,250 for the three months ended March 31, 2017 and 2016, respectively) (b)	52,418	67,354	(14,936)	(22%)
Restructuring and other related costs (c)	—	112	(112)	(100%)
Depreciation and amortization	38,867	75,048	(36,181)	(48%)
Total costs and expenses	263,092	339,808	(76,716)	(23%)
Operating loss	(76,735)	(119,567)	42,832	36%
Other income, net	(86)	(142)	56	39%
Interest expense	18,261	14,581	3,680	25%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	8,020	—	8,020	ND
Loss before income taxes	(102,930)	(134,006)	31,076	23%
Benefit from income taxes	(41,801)	(49,957)	8,156	16%
Net loss	$(61,129)	$(84,049)	$22,920	27%
Loss per share:
Net loss per share, basic	$(0.72)	$(1.00)
Net loss per share, diluted	$(0.72)	$(1.00)

Weighted average common shares outstanding:
Basic	85,373	83,824
Diluted (e)	85,373	83,824

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2017	2016	$	%
Net loss	$(61,129)	$(84,049)	$22,920	27%
Benefit from income taxes	(41,801)	(49,957)	8,156	16%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (d)	8,020	—	8,020	ND
Interest expense	18,261	14,581	3,680	25%
Depreciation and amortization	38,867	75,048	(36,181)	(48%)
Equity-based compensation expense (f)	4,114	29,590	(25,476)	(86%)
Other non-cash expenses (g)	217	6,503	(6,286)	(97%)
Other business optimization costs (h)	2,117	874	1,243	142%
Other adjusting items (i)	971	1,403	(432)	(31%)
Other items (j)	—	64	(64)	(100%)
Adjusted EBITDA (k)	$(30,363)	$(5,943)	$(24,420)	(411%)
Net cash provided by operating activities	$5,692	$32,231	$(26,539)	(82%)
Capital expenditures	56,853	47,846	9,007	19%
Free Cash Flow (l)	$(51,161)	$(15,615)	$(35,546)	(228%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2017	As of December 31, 2016
Cash and cash equivalents	$33,217	$68,958
Total assets	$2,372,981	$2,378,771
Long-term debt, including current maturities:
Term B-5 Loans	$998,306	$—
Term B-2 Loans	567,313	1,327,850
Term B-3 Loans	—	245,800
Revolving credit facility	65,000	24,351
Total long-term debt, including current maturities	$1,630,619	$1,598,001
Total stockholders' equity	$405,839	$461,215

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended March 31,		Change
	2017	2016	#	%
Attendance	2,806	3,297	(491)	(14.9%)
Total revenue per capita (m)	$66.41	$66.80	$(0.39)	(0.6%)

ND-Not Determinable

(a) Includes non-cash equity compensation expense, which for the three months ended March 31, 2016, includes approximately $9.0 million in equity compensation expense recorded in operating expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the three months ended March 31, 2016, includes approximately $18.5 million in equity compensation expense recorded in selling, general and administrative expenses associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects restructuring and other related costs for the three months ended March 31, 2016 primarily related to severance and other employment expenses for positions eliminated in the first quarter of 2016.

(d) Reflects the write-off of $8.0 million in debt issuance costs incurred on the Term B-5 Loans during the three months ended March 31, 2017.

(e) During the three months ended March 31, 2017 and 2016, the company excluded potentially dilutive shares of approximately 4,920,000 and 5,070,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the company’s net loss in those periods.

(f) Reflects non-cash equity compensation expenses associated with the grants of equity compensation including $27.5 million in the three months ended March 31, 2016 associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(g) Reflects non-cash expenses related to miscellaneous asset write-offs, including $6.4 million in the three months ended March 31, 2016 associated with the canceled Blue World Project, and non-cash losses on derivatives.

(h) Reflects (i) business optimization and other strategic initiative costs primarily consisting of $1.7 million of third party consulting costs and (ii) $0.4 million of net separation costs permitted under the senior secured credit facilities, in each case, for the three months ended March 31, 2017. For the three months ended March 31, 2016, reflects (x) business optimization costs primarily consisting of $0.4 million of severance and other expenses for certain positions eliminated in the first quarter of 2016 as a result of cost savings initiatives and (y) $0.5 million of third party consulting costs.

(i) Reflects costs incurred of $0.9 million and $1.4 million related to product and intellectual property development for the three months ended March 31, 2017 and 2016, respectively, and less than $0.1 million of state franchise taxes paid in the three months ended March 31, 2017 and 2016.

(j) Reflects the impact of certain unusual items permitted under the credit agreement governing the company’s senior secured credit facilities. The credit agreement allows these items to be excluded on an after-tax basis only, and accordingly, these items are presented net of related taxes of less than $0.1 million in the three months ended March 31, 2016.

(k) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s senior secured credit facilities.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies. Beginning with the second quarter of 2016, the company changed the definition of Free Cash Flow to provide a more meaningful metric to investors. Prior period amounts have been calculated using the above definition in all periods presented.

(m) Calculated as total revenues divided by attendance.